Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000    Fax: +353 1 649 2649    email: info@algoodbody.com    website: www.algoodbody.com    dx: 29 Dublin

Our ref	AFC/LEF 01-415727	Your ref	Date	7 January 2016

Prothena Corporation plc

25-28 North Wall Quay

Dublin 1

Ireland

Re:   Prothena Corporation plc (the Company)

Dear Sirs,

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 518146), in connection with the proposed equity offering of up to 2,250,000 ordinary shares, par value $0.01 per share (the Initial Shares), together with an option to subscribe for up to an additional 337,500 ordinary shares (the Option Shares, and together with the Initial Shares, the Shares) pursuant to (i) a registration statement on Form S-3 filed by the Company, on 6 April 2015, with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act) (the Registration Statement); (ii) the base prospectus dated 6 April 2015 (the Prospectus); (iii) a preliminary prospectus supplement filed with the SEC on 5 January 2016 (the Preliminary Prospectus Supplement) and (iv) a final prospectus supplement filed with the SEC on 7 January 2016 (the Final Prospectus Supplement) (the Preliminary Prospectus Supplement and the Final Prospectus Supplement together, the Prospectus Supplements).

RBC Capital Markets, LLC, UBS Securities, LLC, Barclays Capital Inc., Oppenheimer & Co Inc., Wedbush Securities Inc., Ladenburg Thalmann & Co. Inc. and LifeSci Capital LLC (the Underwriters) have acted as underwriters to this proposed primary equity offering, as documented in an underwriting agreement between the Company and RBC Capital Markets, LLC, UBS Securities, LLC and Barclays Capital Inc. (for themselves and as representatives of the Underwriters) dated 6 January 2016 (the Underwriting Agreement) (the Underwriting Agreement, together with the Registration Statement, the Transaction).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of the date hereof, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that, at the time of the issuance of the Shares, a sufficient number of ordinary shares will be authorised and available for issuance and that the consideration for the issuance of such Shares will not be less than the par value of the ordinary shares, and that the Company’s board of directors (the Board), or any appropriate committee appointed thereby, will have the valid authority to issue such Shares on a non pre-emptive basis.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of

Dublin     Belfast     London     New York     San Francisco     Palo Alto

P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey
C.E. Gill	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino
E.M. FitzGerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane
B.M. Cotter	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy

Consultants:   J.R. Osborne   S.W. Haughey   T.V. O’Connor   Professor   J.C.W. Wylie   A.F. Browne   M.A. Greene   A.V. Fanagan   J.A. O’Farrell   I.B. Moore   J.H. Hickson

the assets or undertaking of the Company prior to the issue of the Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Shares.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that the Shares, when issued in accordance with: (i) the Underwriting Agreement; and (ii) a valid resolution of the Board, or any duly appointed committee thereof, will be duly authorised, validly issued pursuant to the resolutions of the Board, or any appropriate committee appointed thereby, fully paid and will not be subject to calls for any additional payments (non-assessable).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8K filed with the SEC on 7 January 2016.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody

A&L Goodbody

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